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                                                                  Exhibit 99.(j)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated October 21, 2008 on the financial statements of the RiverSource Diversified Bond Fund of the RiverSource Diversified Income Series, Inc. included in the Annual Report for the period ended August 31, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 64 to the Registration Statement (Form N-1A, No. 2-51586) of the RiverSource Diversified Income Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 28, 2008